Exhibit 6.7

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS EXCLUSIVE PATENT LICENSE AGREEMENT (“Agreement”) is made and entered into as of May 1, 2023 (the “Effective Date”) between Proto Materials, LLC having its principal place of business at LLC 142 N. Milpitas Blvd. #485 Milpitas, CA 95035 (“Licensor”), and Mivium, Inc., a Delaware corporation having its principal place of business at 1800 Tyler Ave. South El Monte, CA 91733 (“Mivium”).

BACKGROUND

WHEREAS, Licensor is the owner of certain patent rights and knowhow; and

WHEREAS, Mivium wishes to obtain a worldwide exclusive license under Licensor’s patents and rights in such knowhow;

WHEREAS, Licensor, in partial consideration for the equity interests in Mivium which have been issued to Licensor, is willing to grant such a license, all on the terms and conditions set forth in this Agreement;

Now, therefore, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

1. DEFINITIONS

1.1 “Ancillary Agreement” means any agreement between the parties related to the subject matter hereof and or the operation of the parties’ related businesses, including a services agreement between the parties (the “Services Agreement”).

1.2 “Improvement” means any invention, method, process, device, material, or other technology that relates in any manner to any invention, method, process, device, material, or other technology that is described in any claim of any Patent within the Licensed Patents.

1.3 “Improvement Patent” means any Patent on any Improvement.

1.4 “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated with: (i) all United States and foreign patents and applications therefor, including provisional applications (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; and (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world including moral rights.

1.5 “Foreign Counterpart” of a particular patent means a patent issuing under the laws of a foreign jurisdiction that (a) has the same or a substantially similar specification as the particular patent, and (b) claims the same or a substantially similar invention as claimed in the particular patent, or claims a narrower version of the invention claimed in the particular patent.

1.6 “Licensable” means, with respect to Intellectual Property Rights, that such Intellectual Property Rights may be licensed by Licensor without any obligation to obtain consent from, or pay royalties to, any unaffiliated third party. For the purposes of the foregoing, any Intellectual Property Rights owned by a controlling shareholder of Licensor shall be deemed to constitute Licensable rights hereunder.

1.7 “Licensed IP” means, collectively, the Licensed Patents, and the Licensed Knowhow.

1.8 “Licensed Knowhow” means any and all information relating to the manner in which the Licensed Patents and the inventions disclosed therein may be practiced, including any and all forms of know-how, show-how, documentation, prototypes, examples, demonstrations, so-called “negative know-how” (relating to unsuccessful, faulty, problematic, or otherwise sub-optimal methods of practicing such inventions), and other guidance of any kind.

1.9 “Licensed Patents” means the Licensor Patents and Licensor Improvements, together with all divisionals, continuations, and continuations in part thereof, all Foreign Counterparts of such Patent applications, all Patents issuing on any applications included in the foregoing, and any reissue, re-examination or extension of the foregoing Patents, and any Patent linked by terminal disclaimer with any of the foregoing.

1.10 “Licensed Product” means any product or service (i) the manufacture, use, sale, offer for sale or importation of which is covered by one or more claim included within the Licensed Patents, or which practices any method therein, or (ii) which comprises, embodies, incorporates, or is made or developed using the Licensed Knowhow. For the avoidance of doubt, Licensed Products may include certain manufacturing technology, tooling, lab equipment, and machinery necessary for the practice of the Licensed Patents, and the production of other Licensed Products.

1.11 “Licensor Patents” means any and all Patents that is owned or Licensable as of the Effective Date or at any time during the Term, including the Patents and Patent applications listed in Exhibit A hereto.

1.12 “Licensor Improvement” means any Patent constituting an Improvement Patent on any of the Licensor Patents that is owned or Licensable by Licensor at any time during the Term.

1.13 “Mivium Improvement” means any Patent constituting an Improvement Patent on any of the Licensor Patents that is owned by Mivium at any time during the Term, including in connection with engaging in any joint development or R&D, including pursuant to a separate agreement between the parties.

1.14 “Subsidiary” of a party shall mean any entity which is controlled by that party. An entity shall be regarded as in control of another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

2. LICENSE GRANTS

2.1 Patent License Grant. Licensor hereby grants to Mivium an exclusive (including as to Licensor), worldwide, royalty-free, perpetual, transferable (to a successor), sublicensable (as set forth in Section 2.2) license, under the Licensed Patents, to make, have made, use, offer for sale, sell and import Licensed Products and to practice any methods, processes and procedures contained or disclosed therein.

2.2 Knowhow License. Licensor hereby grants to Mivium an exclusive (including as to Licensor), worldwide, royalty-free, perpetual, transferable (to a successor), sublicensable (as set forth in Section 2.2) license to use the Licensed Knowhow (and modifications and derivatives thereof) in connection with the development, manufacture, sale, fulfillment, service, or support of Licensed Products and the operation of Mivium's business.

2.3 Knowledge Transfer. Licensor shall deliver or cause to be delivered in electronic form to Mivium such documentation and materials embodying the Licensed Knowhow as it exists as of the Effective Date of the Agreement, and thereafter shall use its best efforts during the term to engage in such knowledge transfer to Mivium, including training Mivium personnel, to enable Mivium to exercise and utilize the Licensed Knowhow and to maximize the value thereof in the execution of Mivium’s business. The parties agree and acknowledge that Licensor shall concurrently execute a Services Agreement with Mivium pursuant to which certain services associated with such knowledge transfer shall be identified and for which Licensor shall be compensated.

2.4 Sublicenses. Mivium and its Subsidiaries shall have the right to grant and authorize sublicenses under the Licensed IP to customers and potential customers (directly or through multiple tiers of reseller, distributor, or other channel partner) solely for the purpose of permitting such parties to manufacture and/or Licensed Products (subject to the limitations set forth in Section 3.2 below). Notwithstanding the foregoing, Mivium agrees not to grant any third party any “naked sublicense” pursuant to which Mivium exercises its sublicense rights in a manner designed to enable such third party to exercise the rights granted herein other than in connection with the Licensed Products.

2.5 Have Made Rights. The parties agree and acknowledge that the licenses granted hereunder include the right of Mivium to authorize any third party to exercise such rights on Mivium’s behalf, including in connection with the development, manufacture, sale, fulfillment, service, or support of Licensed Products, and the operation of Mivium’s business.

2.6 Mivium Improvements. If and to the extent that Mivium obtains any rights in any Mivium Improvements during the Term, then Mivium agrees to transfer and assign, and does hereby transfer and assign, all its right title and interest in and to any such Mivium Improvement to Licensor, and immediately following such transfer and assignment, such Mivium Improvement shall be deemed to constitute a Licensor Improvement for all purposes hereunder.

2.7 Retention of Rights. The Licensed Patents are licensed, and not sold to Mivium by Licensor and Licensor hereby reserves all rights in and to the Licensed Patents other than those rights expressly granted herein. The Licensed Knowhow shall be treated as the trade secret information of both parties, and each party agrees to use such efforts as it takes to protect its own confidential information of a similar nature and importance.

2.8 Exclusivity. Licensor agrees and acknowledges that the rights and licenses granted herein are exclusive, including as to Licensor, and accordingly (i) the rights granted herein include full rights to enforce (including bringing claims relating to the Licensed IP in any court of competent jurisdiction, and to settle any actual or pending dispute relating to the Licensed IP in any manner it determines in its discretion), and (ii) Licensor agrees not to grant or transfer any rights or licenses with respect to the Licensed IP, or to disclose any information, technique, method, or process included within the Licensed Knowhow) to any third party for any purpose, and to only practice the Licensed IP at the direction or for the benefit of Mivium, or for the internal and confidential purpose of performing further research and development directed at generating additional Licensor Improvement Patents and Licensor Knowhow.

3. CONSIDERATION

3.1 Equity Grant. The licenses herein are granted in consideration of the shares of Mivium equity issued to Licensor, pursuant to that certain Stock Purchase Agreement dated October 27, 2022 (the “Shares”). The Shares, together with the other mutual covenants contained in this Agreement shall constitute Licensor’s sole compensation for the rights granted by it hereunder, and Licensor agrees and acknowledges that Licensor is not due any additional consideration hereunder.

3.2 Ancillary Agreements. The parties agree and acknowledge that the parties shall, concurrently with this Agreement, enter into certain Ancillary Agreements, and Licensor may be entitled to other consideration pursuant to the Ancillary Agreements, and nothing herein intended to eliminate any obligation of either party to pay amounts due and payable under any Ancillary Agreement.

4. PATENT PROSECUTION AND INFRINGEMENT

4.1 Prosecution by Mivium. Mivium, as the exclusive licensee of the Licensed Patents, shall have the exclusive right to, and control over, the preparation, filing, prosecution and maintenance of the Licensed Patents (including filing for patent protection for any Licensor Improvement), at its expense. Licensor shall cooperate with and assist Mivium in connection with such activities, at no charge to Mivium, other than reimbursement of expenses, as follows. Mivium shall reimburse Licensor for its actual and reasonable documented costs of providing such assistance, including without limitation, as such costs are incurred, provided that Licensor provides Mivium with advance written notice of, and approval for, incurring such costs. Licensor shall provide such assistance in a timely manner, at least sufficiently in advance of any decision by Mivium or any deadline imposed for written response by Mivium of which Mivium has made Licensor aware, so as to allow Mivium to effectively prosecute the Licensed Patents. For the avoidance of doubt Mivium shall have the right to record its exclusivity interest in the Licensed Patents with any applicable registrar.

4.2 Enforcement of Patent Rights. In the event that either party hereto becomes aware of any infringement of the Licensed IP (any such activity an “Infringing Activity”) by a third party it shall notify the other party hereto. Mivium retains the sole and exclusive right, but not the obligation, to initiate an action to cease such Infringing Activity. Mivium may prosecute and control any such action or proceeding with respect to such Infringing Activity, using counsel of its choice, including any declaratory judgment actions arising from such Infringing Activity. Licensor shall cooperate with Mivium, at Mivium’s expense, in pursuing or defending any action with respect to the Licensed IP thereof, including without limitation joining as a party plaintiff and executing such documents as may be reasonably necessary. In such event, Mivium shall also have the right to settle the claim in its reasonable discretion, including by granting a non-exclusive license, with the right to grant and authorize sublicenses, to make, have made, use, sell, offer for sale, and import the infringing products, and to continue the Infringing Activities. Mivium shall retain all amounts recovered.

4.3 Attorney in Fact. Licensor hereby designates Mivium as its attorney in fact to take any action on Licensor's behalf that Mivium may deem reasonable or necessary in connection with the exercise or exploitation, prosecution, or enforcement of the Licensed IP, in the same manner and to the same extent as Licensor. The foregoing designation shall be irrevocable and shall be deemed coupled with an interest.

5. CONFIDENTIALITY.

5.1 Nondisclosure. Except as otherwise provided in this Agreement, Licensor shall hold in confidence using at least the same degree of care that it uses to protect its own confidential information of like importance, and shall not use except for the purposes expressly permitted under this Agreement or another Ancillary Agreement, and shall not disclose to any third party (except as expressly permitted under this Agreement) any business or technical information related to Mivium’s business and technology (including without limitation the Licensed Knowhow) (collectively, “Proprietary Information”). Mivium agrees to protect the Licensed Knowhow in the same manner it protects its own Proprietary Information of like importance, including disclosing as reasonably necessary in connection with the exercise of the licenses granted under this Agreement, pursuant to confidentiality agreements where deemed reasonable and appropriate by Mivium. Proprietary Information of a party shall not include:

(a) Information which is or was published or otherwise generally known or available to the public and without any breach of this Agreement;

(b) Information which is or was received on a non-confidential basis from a third party that had a right to disclose it on a non-confidential basis; or

(c) Information which recipient can show was independently developed by the recipient without any use of the Proprietary Information; or

5.2 Exceptions. The Licensor may disclose Proprietary Information as necessary to comply with the order of a court of law or judicial process, or as is reasonably necessary in connection with the prosecution, maintenance or enforcement of the Patent rights in the Licensed Patents.

5.3 Confidentiality of Agreement. Each party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as Proprietary Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial advertising without Mivium’s prior written consent. Mivium may disclose the terms and conditions of this Agreement in connection with the requirements of an initial public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement (including in connection with pursuing actions related to Infringing Activity); or (vii) in confidence, in connection with a financing, merger, or acquisition or proposed merger or acquisition, or other similar corporate transaction.

6. REPRESENTATIONS AND WARRANTIES

6.1 Generally. Licensor hereby represents and warrants that: (a) it is the sole and exclusive owner of the Licensed IP; (b) it has the full and exclusive right and authority to enter into this Agreement and grant the licenses granted herein; (c) it is and will remain subject to a written ongoing assignment agreement with the inventor(s) of the Licensed Patents who are not employees of Mivium obligating such inventors to assign all their Intellectual Property Rights to Licensor, (d) it has not granted, and will not grant during the term of this Agreement, any rights or licenses in the Licensed IP that conflict with the rights and licenses granted to Mivium hereunder; and (e) to Licensor’s knowledge as of the Effective Date, the Mivium’s exercise of the licenses granted to it hereunder will not infringe any Intellectual Property Rights of any third party.

6.2 Disclaimer. EXCEPT AS PROVIDED IN SECTION 6.1, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED OR STATUTORY, AS TO THE LICENSED PRODUCTS, THE LICENSED PATENTS, OR THE LICENSED SOFTWARE, AND EACH PARTY HEREBY DISCLAIMS ANY FURTHER WARRANTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

7. TERM AND TERMINATION

7.1 Term. This Agreement shall become effective as of the Effective Date and unless earlier terminated earlier pursuant to this Section 7, shall continue in full force and effect until terminated by mutual written agreement of the parties (the “Term”).

7.2 Termination upon Change in Control. In the event of (i) a merger or reorganization of Mivium with or into any other corporation or corporations pursuant to which Mivium’s stockholders immediately prior to such transaction, immediately after such transaction directly or indirectly own less than fifty percent (50%) of the equity securities of the surviving corporation or its parent or (ii) a sale of all or substantially all of the assets or outstanding stock of Mivium to any other corporation or corporations following which Mivium’s stockholders immediately prior to such transaction, immediately after such transaction directly or indirectly own less than fifty percent (50%) of the equity securities of the surviving corporation or its parent, then, by issuing written notice to Mivium within ten (10) days following the closing of such transaction, Licensor shall have the right to terminate this Agreement effective upon one hundred eighty (180) days’ written notice to Mivium.

7.3 Survival.

(a) Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

(b) In the event this Agreement is terminated for any reason:

(i) Mivium and its Subsidiaries shall have the right (directly or through channel partners) to sell or otherwise dispose of the stock of any Licensed Products then on hand;

(ii) any licenses or sublicenses granted to Mivium, its Subsidiaries shall terminate; and

(iii) any licenses granted to customers for the use and exploitation of Licensed Products shall survive.

(c) Sections 1, 5, 6, 7, 8, and 9 shall survive the expiration and any termination of this Agreement.

8. LIMITATION OF LIABILITY

EXCEPT FOR THE OBLIGATIONS SET FORTH IN SECTION 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT DAMAGES AVAILABLE TO EITHER PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY.

9. MISCELLANEOUS

9.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without reference to conflicts of laws principles.

9.2 Forum and Venue. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the parties hereby consent to the exclusive, personal jurisdiction of the State and Federal courts located within the Northern District of California.

9.3 Assignment. This Agreement shall not be assignable by either party to this Agreement, provided that subject to Section 7.2, Mivium may assign this Agreement without such consent to an entity that succeeds to all or substantially all of its business or assets related to this Agreement, by sale of stock or assets, merger, change of control, operation of law, or otherwise, provided that such entity assumes in writing all the terms and conditions of this Agreement, it being understood that a successor entity to a merger assumes the obligations of the predecessor in writing through the instrument pursuant to which the merger is consummated. For purposes of the foregoing, any transaction or series of related transactions pursuant to which any of the Licensed Patents (or stock, units, or equity interests in and to Licensor) would be sold to, or acquired by, or controlled by any entity other than the 100% shareholder as of the Effective Date will constitute an assignment. Any assignment in violation of the foregoing shall be void and of no effect.

9.4 Right of First Refusal. During the Term, Licensor shall not sell any of the Licensed Patents or any of its securities, equity or management interests, or other means of controlling the operations or management of Licensor to any third party (any such transaction or series of transactions, a “Transaction”), and in the event that Licensor receives any indication of interest from any third party in any Transaction, or otherwise considers undergoing any Transaction, Licensor shall provide Mivium with prior written notice, and Mivium shall have a right of first refusal to engage in any such Transaction, and Licensor shall not engage in any Transaction without Mivium’s prior written approval.

9.5 Statement of Intent with Respect to Bankruptcy.

(a) Generally. The parties intend that all rights and licenses granted under this Agreement with respect to the Licensed IP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code.

(b) Licensor in Bankruptcy. The parties agree that Mivium, as a licensee of any such intellectual property, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code; provided it abides by the terms of this Agreement, and shall have the unrestricted right to retain all the rights and licenses granted herein, and Licensor shall not be entitled to reject this Agreement or otherwise rescind the licenses granted herein without Mivium’s express written consent.

(c) Licensee in Bankruptcy. The parties further intend that the rights and licenses granted under this Agreement by Licensor to Mivium with respect to the Licensed IP are, and shall otherwise be deemed to be, for purposes of Section 365, “executory contracts” and that applicable law restricts the assignability of licenses of federal intellectual property without the express consent of Licensor, which may be granted or withheld in Licensor’s sole discretion.

9.6 Independent Contractors. The relationship of the parties hereto is that of independent contractors. Neither party hereto is an agent, partner or joint venturer of the other for any purpose and neither shall have the right to create, assume or incur any expense, liability or obligation on behalf of the other.

9.7 Compliance with Laws. This Agreement and the performance allowed hereunder shall be carried out in strict compliance with all applicable foreign, federal, state and local laws, regulations, rules and orders.

9.8 Notices. Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given if delivered in person or when received if mailed by first-class certified mail or overnight delivery service (such as Federal Express) to the other party at the appropriate address as set forth below or to such other address as may be designated in writing by a party from time to time during the term of this Agreement. Notices may also be sent by facsimile if confirming notice is sent by the foregoing procedures.

Proto Materials, LLC:

142 N. Milpitas Blvd. #485

Milpitas, CA 95035

Attention: Hongjie Qiu

Mivium, Inc.:

1800 Tyler Ave.

South El Monte, CA 91733

Attention: Eric Tsai

9.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. The parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. If there is no possible enforceable substitute provision, the Agreement will continue in full force and effect without the illegal, unenforceable or void provision.

9.10 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

9.11 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. All headings are inserted for convenience of reference only and shall not affect its meaning or interpretation.

9.12 Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other communications or negotiations relating thereto between the parties. No amendment or change hereof or addition to this Agreement shall be effective unless reduced to a writing and signed by authorized representatives of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Licensor and Mivium have executed this Agreement as of the Effective Date.

PROTO MATERIALS, LLC		MIVIUM, INC.

By:	/s/ Hongjie Qiu	By:	/s/ Eric Tsai
Name: Hongjie Qiu		Name: Eric Tsai
Title: President		Title: CEO

EXHIBIT A

LICENSED PATENTS

Country	Reference #	Title	Type	Filed	Serial #	Issued	Patent #	Status
United States of America	116798-8001.US02	Method and apparatus for producing compound powders	Issued patent	2016-04-18	15/132,070	2018-03-27	9,926,197	Issued
United States of America	60647-701.201	SYSTEMS AND METHODS FOR FABRICATING CRYSTALS OF METAL COMPOUNDS	Non-provisional application	2022-07-20	17/869,710			Pending
Patent Cooperation Treat	60647-701.601	SYSTEMS AND METHODS FOR FABRICATING CRYSTALS OF METAL COMPOUNDS	International non-provisional application	2022-07-20	PCT/US2022/037758			Pending